Exhibit 99.1

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

 The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, April 20, 2026 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the quarterly payment period ended March 31, 2026.

Unitholders of record on April 30, 2026 will receive a distribution amounting to $1,615,000 or $0.095 per unit, payable May 15, 2026.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	103,524
Natural gas (Mcf)	56,696
Total (BOE)	112,973
Average sales prices:
Oil (per Bbl)	$57.95
Natural gas (per Mcf)	$3.73
Gross proceeds:
Oil sales	$5,999,343
Natural gas sales	211,425
Total gross proceeds	$6,210,768
Costs:
Lease operating expenses	$3,190,384
Production and property taxes	357,191
Development expenses	537,324
Total costs	$4,084,899
Net proceeds	$2,125,869
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$1,700,695
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	0
Total cash proceeds available for the Trust	$1,700,695
Provision for current estimated Trust expenses	(85,695)
Net cash proceeds available for distribution	$1,615,000

This press release contains forward-looking statements. Although VOC Brazos has advised the Trust that VOC Brazos believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended March 31, 2026. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, actions by the members of the Organization of Petroleum Exporting Countries, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	VOC Energy Trust The Bank of New York Mellon Trust Company, N.A., as Trustee Elaina Rodgers (713) 483-6020 601 Travis Street, Floor 16, Houston, TX 77002